CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-258796 on Form S-3, Post-Effective Amendment No. 1 to Registration Statement No. 333-182419 on Form S-8, and Registration Statement No. 333-264480 on Form S-8 of our report dated August 25, 2022, relating to the consolidated balance sheet of Kukui’ula Development Company (Hawai’i), LLC as of December 31, 2021, and the related consolidated statements of operations, members’ equity, and cash flows for the year then ended appearingin this Annual Report on Form 10-K of Alexander & Baldwin, Inc. for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Honolulu, Hawai`i
February 29, 2024